UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) September 17, 2026

Modine Manufacturing Company

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin

(State or Other Jurisdiction of Incorporation)

001-01373	39-0482000
(Commission File Number)	(IRS Employer Identification No.)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of Principal Executive Offices)	(Zip Code)

(262) 636-1200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each exchange on Which Registered
Common stock, par value $0.625	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On September 17, 2026, Modine Manufacturing Company (“Modine”) and Gentherm Incorporated (“Gentherm”) issued a joint press release announcing additional information in connection with the anticipated completion of the previously announced combination of Gentherm and Modine’s Performance Technologies business. Under the terms of the transaction, Modine will spin off the Performance Technologies business, which is held by Platinum SpinCo Inc., a wholly owned subsidiary of Modine (“SpinCo”), through a distribution of SpinCo common stock to Modine shareholders. The Modine Board of Directors has set the close of business on September 28, 2026 as the record date for the SpinCo distribution. Each Modine shareholder will receive one share of SpinCo common stock for each share of Modine common stock they hold as of the record date.

Immediately following the spin-off, Platinum Gold Merger Sub Inc., a wholly owned subsidiary of Gentherm, will merge with and into SpinCo (the “Merger”) and each share of SpinCo common stock will automatically convert in the Merger into the right to receive a number of shares of Gentherm common stock equal to the exchange ratio. The merger agreement provides a mechanism for preserving the tax-free nature of certain aspects of the transaction for U.S. federal income tax purposes to Modine and Modine shareholders, while maintaining the economic allocation between the Modine shareholders and the Gentherm shareholders. In accordance with this mechanism, the parties expect the exchange ratio will be increased. As a result of the increase in the exchange ratio, the parties expect that Gentherm will issue approximately 2,902,466 additional shares of Gentherm common stock in the Merger. To offset the value of the issuance of additional shares of Gentherm common stock in the Merger:

1. The cash distribution to be paid by SpinCo to Modine prior to the Merger will be reduced from $210 million to $159 million; and

2. Gentherm will pay a special cash dividend to Gentherm shareholders of record as of the close of business on September 29, 2026 of approximately $58,350,533 in the aggregate.

Based on the expected increase in the exchange ratio and the number of fully diluted shares of Gentherm common stock of 31,230,226 as of September 16, 2026, immediately after the Merger closing, Gentherm shareholders immediately prior to the closing are expected to own approximately 56.4% of the combined company and the former holders of SpinCo common stock immediately prior to the closing are expected to own approximately 43.6% of the combined company, without taking into account any overlapping shareholder ownership.

SpinCo’s payment of the cash distribution to Modine, Gentherm’s payment of the special cash dividend to Gentherm shareholders and the closing of the Merger are subject to the satisfaction or waiver of the closing conditions specified in the transaction agreements.

A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued September 17, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODINE MANUFACTURING COMPANY
(Registrant)

By:	/s/ Erin J. Roth
Erin J. Roth
Vice President, General Counsel and Chief Compliance Officer

Date: September 17, 2026

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